Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 8th day of September, 2018.

B E T W E E N:

DIRTT ENVIRONMENTAL SOLUTIONS INC.

(“DIRTT” or the “Corporation”)

- and -

KEVIN PATRICK O’MEARA

(the “Executive”)

RECITAL:

A.	The Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them as regards the Executive’s employment with the Corporation.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.	Definitions

In this Agreement,

(a)	“ABCA” means the Business Corporations Act (Alberta) as may be amended from time to time and any successor legislation thereto.

(b)	“Accrued Entitlements” has the meaning set out in Section 9(a)(iv).

(c)	“Affiliate” means an affiliated body corporate within the meaning of the ABCA.

(d)

“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Sections are to sections in this agreement.

(e)	“Board” means the Board of Directors of the DIRTT Environmental Solutions Ltd.

(f)	“Bonus” has the meaning set out in Section 5(c).

(g)

“Business” means the business of DIRTT and its Affiliates as currently conducted and as proposed to be conducted during the tenure of the Executive’s employment, which uses proprietary 3D software to design, manufacture and install fully customized, prefabricated office interiors (and includes, for greater certainty and without limitation: (x) the following which can integrate with interior wall solutions: (i) plug’n’play pre-fabricated modular network data cable distribution, (ii) plug’n’play prefabricated electrical power cable distribution, (iii) custom pre-fabricated modular case goods, and (iv) pre-fabricated low-

profile flooring; and (y) the development and sale of 3D computer aided office design configuration software to third parties for design, ordering and manufacturing) with manufacturing facilities in Phoenix, Arizona, Savannah, Georgia, Kelowna, British Columbia, and Calgary, Alberta, and distribution partners throughout North America, the United Kingdom, the Middle East and Asia.

(h)	“Code” means the United States Internal Revenue Code, as amended.

(i)

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Affiliates.

(j)	“Corporation” means DIRTT and if the context so requires, any Affiliate thereof.

(k)

“Disability” means any physical or mental incapacity, disease or affliction of the Executive (as determined by a legally qualified medical practitioner or by a court) which has prevented or which will prevent the Executive from performing the essential duties of his position (taking into account reasonable accommodation by the Company as applicable) for either (x) 180 consecutive days, or (y) any 240 calendar days within any 365 consecutive days.

(l)	“Distribution Partner” means a Person engaged in the sale of DIRTT products or services.

(m)	“ESC” means the Employment Standards Code (Alberta), as may be amended from time to time and any successor legislation thereto.

(n)	“Good Reason” means any one or more of the following:

(i)	a significant adverse alteration by the Corporation in the title, position, nature or status of the Executive’s responsibilities;

(ii)

the requirement to relocate the Executive’s residence outside of Dallas, Texas, provided that business travel consistent with the requirements of the Executive’s position shall not be considered a relocation;

(iii)

a reduction of fifteen percent (15%) or more of the Executive’s Salary or the percentage of Salary determining the Executive’s target and maximum bonus opportunity under the then-current Variable Pay Plan;

(iv)

the discontinuation of any compensation plan or benefits plan which is material to the Executive’s total compensation, unless replaced by arrangements providing compensation or benefits at least as favourable in kind and scale as those in place as of the Start Date;

(v)	the failure of the Corporation to obtain an assignment of, or agreement of its successor and/or its successor affiliates to assume and agree to perform this Agreement; or

(vi)	a breach of the Corporation of any material provision of the Agreement not embraced in the foregoing clauses;

provided, however, that Good Reason will not be deemed to exist unless the Corporation is provided with prior notice and a reasonable opportunity (of a minimum of 30 days) to cure the circumstances which could result in Good Reason (the “Cure Period”).

(o)

“Just Cause” means any willful misconduct; willful act of dishonesty or fraud; willful violation of DIRTT policy (including, but not limited to its Code of Ethics or prohibitions against harassment); the Executive’s gross negligence with respect to the Corporation or its Affiliates that has a material adverse effect on the Corporation or its Affiliates; or conviction of the Executive of a felony criminal offense punishable by indictment.

(p)	“Materials” has the meaning set out in Section 14(a).

(q)	“Option Plan” has the meaning set out in Section 5(d).

(r)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(s)	“Plans” has the meaning set out in Section 5(d).

(t)

“Restricted Period” means, beginning as at the Termination Date, twelve (12) months plus one month for each full or partial year of the Executive’s employment with the Corporation (calculated from the Start Date to the Termination Date), to an aggregate maximum of eighteen (18) months.

(u)	“Salary” has the meaning set out in Section 5(a).

(v)	“Section 409A” means Section 409 of the Code.

(w)

“Severance Period” means, beginning as at the Termination Date, twelve (12) months plus one month for each full or partial year of the Executive’s employment with the Corporation (calculated from the Start Date to the Termination Date), to an aggregate maximum of eighteen (18) months.

(x)	“Start Date” means September 10, 2018.

(y)	“Target Bonus” has the meaning set out in Section 5(c).

(z)	“Term” has the meaning set out in Section 4.

(aa)	“Termination Date” has the meaning set out in Section 8(b).

2.	Employment of the Executive

This Agreement shall be effective as of the date hereof. Commencing on the Start Date, the Executive shall serve as the Chief Executive Officer of the Corporation. The Executive shall report directly to the Board. The Executive shall perform such duties and responsibilities as the Board may designate from time to time and as are reasonably consistent with the position of Chief Executive Officer and the Executive’s education, training and experience. The Executive hereby agrees to serve as a director or officer of an Affiliate of the Corporation as may be requested from time to time by the Board.

3.	Performance of Duties and Executive’s Board Service

(a)

During the Term, the Executive shall devote substantially all of his full time and attention to the affairs of the Corporation and shall faithfully, honestly and diligently serve the Corporation and shall use his best efforts to promote the interests of the Corporation.

(b)

The Executive will be permitted, only with the prior written consent of the Board in its sole discretion, to act or serve as a director, trustee, committee member of any business, civic or charitable organization as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Corporation. Consent is hereby given to the activities set out in Schedule “A”. The Board may modify or curtail its consent to such activities in its sole discretion. Notwithstanding the foregoing, the Board will not require Executive to resign from the Boards identified on Schedule A prior to the agreed dates and will allow Executive to continue serving on one Board.

4.	Employment Period

The Executive’s employment under this Agreement shall commence on the Start Date and shall continue indefinitely until terminated in accordance with Section 8. The period of the Executive’s employment under this Agreement shall be defined as the “Term”.

5.	Remuneration

(a)

Salary. For his services under this Agreement, the Corporation shall pay the Executive at a gross annual salary rate (before deductions and other withholdings) of USD $500,000 (the “Salary”). The Salary shall be paid in accordance with the Corporation’s usual payroll practices and in accordance with applicable law.

(b)

Benefits. Subject to eligibility and compliance with any waiting periods, the Executive shall be entitled to participate in the Corporation’s group insured benefit plans as provided from time to time by the Corporation to its executives in accordance with, and subject to, the terms and conditions of such plans. The Executive acknowledges that the Corporation may amend or terminate the plans from time to time as provided in the applicable plan, fund or arrangement.

(c)

Variable Pay Plan. During the Tenn, the Executive will be eligible to participate in the Corporation’s Variable Pay Plan (“VPP”), as amended from time to time and in accordance with and subject to the terms and conditions thereof and as set out herein. The Executive’s initial annual target bonus opportunity shall be equal to 100% of Salary as in effect at the beginning of the applicable calendar year (the “Target Bonus”) and the maximum annual bonus opportunity shall be equal to 150% of Salary as in effect at the beginning of the applicable calendar year. The amount of the Executive’s payment under the VPP, if any, in respect of a calendar year (the “Bonus”) is dependent upon and calculated in reference to the achievement of applicable performance objectives as set and evaluated by the Board under the VPP, in its sole discretion. The Bonus, if any, will be paid to the Executive in cash in USD following the completion of the Corporation’s final financial audit in respect of the applicable calendar year in which it was earned, and paid in, and no later than March 15 of, the calendar year following the financial audit. In order to be eligible to receive a

Bonus, the Executive must be actively employed by the Corporation and providing services on the last day of the applicable calendar year, and not have either given or received notification of termmation of employment for any reason (and whether with or without Just Cause or Good Reason) prior to that day. Notwithstanding the other terms and conditions of this Section, the Executive shall be eligible to receive a pro rata Bonus in respect of 2018 calculated on the basis of service from the Start Date to the last day of 2018, and such pro rata Bonus will be no less than USD $150,000 and shall be paid no later than March 15, 2019.

(d)

Equity-Based Incentives. During the Term, the Executive will be eligible to receive grants of equity-based incentives pursuant to the Corporation’s Amended and Restated Incentive Stock Option Plan (the “Option Plan”), Performance Share Unit Plan or other equity-based incentive arrangements (collectively, the “Plans”), each as amended from time to time without advance notice, in accordance with and subject to the terms and conditions of the Plans and as set out herein. The amount and type of the Executive’s equity-based incentive grants for any year, if any, will be determined by the Board in its sole discretion and may change from year to year without advance notice. In respect of the Executive’s services to the Corporation for the first three years following the Start Date and the commencement of the Executive’s employment with the Corporation, the Executive will receive a one-time grant of 2,475,000 stock options under and subject to the Option Plan and the attached form of grant agreement All grants described in this Section are subject to the final approval of the Board, shareholder approval (if applicable), applicable securities legislation and regulatory approval (if applicable), and will be set out in a grant agreement as approved by the Board (or a committee or other person to which the Board has delegated authority), which must be executed to make each grant effective. Notwithstanding any term in a Plan or an applicable grant agreement to the contrary, in order for any equity-based incentives to vest, the Executive must be actively employed (and not have received or given notification of termination of employment for any reason, including whether with or without cause) on the applicable vesting date and unvested awards will be forfeited without any payment or consideration therefor upon cessation of active employment. Copies of the Option Plan and Performance Share Unit Plan and the standard form of grant agreements thereunder have been furnished to the Executive, and the terms and administration of which shall conform to the requirements of Section 409A so that the grants shall not constitute deferred compensation under Section 409A.

(e)	Employee Share Purchase Plan. The Executive shall be eligible to participate in the Corporation’s Employee Share Purchase Plan pursuant to the terms and conditions thereof.

(f)

Reimbursement of Legal and Accounting Fees. The Corporation shall reimburse Executive for all reasonable and necessary attorneys’ and accountant’s fees, expenses, or costs incurred by Executive related to his employment by the Corporation and the review and preparation of this Agreement and other documents, within forty (45) days of Executive’s submission of receipts of such legal expenses, provided however that such reimbursement shall occur no later than March 15, 2019.

6.	Expenses

The Corporation shall pay or reimburse the Executive in USD or Canadian dollars at the Executive’s option for all travel and out-of-pocket expenses reasonably incurred by the Executive to travel to Calgary, Alberta and all other travel and business expenses reasonably incurred or paid by the Executive in the performance of the Executive’s duties upon presentation of expense statements or other supporting documentation as the

Corporation may reasonably require. At the Executive’s request, the Corporation shall furnish the Executive with a corporate credit card for such travel and business expenses. Any expense reimbursement made pursuant to this section 6 shall be made no later than March 15 of the year following the year in which the expense was incurred. The Corporation agrees to provide the Executive with D&O insurance coverage or coverage under any other applicable insurance plans or polices for directors or officers of the Corporation.

7.	Vacation

The Executive shall be entitled to accrue with service vacation at the rate of four (4) weeks per calendar year (inclusive of ESC minimum vacation entitlements and exclusive of statutory holiday entitlements). Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations. The Executive must take at least the minimum annual vacation earned under the ESC, in each year of the Term. The first days or weeks of vacation taken in a calendar year will be deemed to be on account of vacation accrued in accordance with the minimum standards of the ESC. The Executive may carry forward up to one (1) week of vacation earned in a calendar year for use in the first quarter of the following calendar year; any such vacation carried over must be used in full within that quarter of that following calendar year, failing which it will be forfeited without compensation in lieu or any other entitlement (subject only to the minimum standards of the ESC).

8.	Termination

(a)	Notice. The Executive’s employment hereunder:

(i)	may be terminated by the Corporation at any time for Just Cause, without notice and without further obligation, other than as set out in Section 10 of this Agreement;

(ii)	will terminate automatically upon the death of the Executive;

(iii)

may be terminated by the Corporation at any time without Just Cause, for Good Reason, or for Disability, without prior notice and without any obligation to the Executive except as set out in Section 9 of this Agreement; or

(iv)	may be terminated by resignation of the Executive upon two (2) months’ prior written notice to the Board.

(b)	Termination Date. The effective date on which the Executive’s employment hereunder shall be terminated (the “Termination Date”) shall be:

(i)	in the case of termination under Section 8(a)(i), the day specified by the Corporation in writing;

(ii)	in the case of the death of the Executive under Section 8(a)(ii), the date of death;

(iii)

in the case of termination under Section 8(a)(iii) without Just Cause or for Disability, the date specified by the Corporation in writing and for Good Reason, the date following the expiry of the Cure Period;

(iv)	in the case of resignation under Section 8(a)(iv), the last day of the applicable notice period referred to in the Executive’s notice of resignation, however, the

Corporation may elect to deem any date prior to the date specified in the notice as the Termination Date but shall in that circumstance calculate the Executive’s Accrued Entitlements and any entitlements under the VPP, equity grants (under the applicable governing documents) and Employee Share Purchase Plan in reference to the date specified in the Executive’s notice of resignation.

On the Termination Date, the Executive shall, (A) resign from all offices and directorships held by him in the Corporation and in its Affiliates, and agree to execute forthwith such resignations or other documentation, if any, as may be necessary to give effect thereto, (B) deliver to the Corporation all Materials in the Executive’s possession or under the Executive’s control, and (C) deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.

9.	Rights on Termination (without Just Cause, for Good Reason, or on Disability)

Upon termination of the Executive’s employment without Just Cause, for Good Reason or on Disability, the following provisions shall apply:

(a)

The Executive shall receive from the Corporation, in full satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments or benefits to which the Executive may otherwise be entitled, whether pursuant to the ESC, common law, tort or otherwise:

(i)	payment of the Executive’s accrued but unpaid Salary up to and including the Termination Date;

(ii)	reimbursement of all expenses incurred in accordance with Section 6 up to and including the Termination Date;

(iii)	payment of monthly COBRA costs during the Severance Period;

(iv)

payment of the Executive’s accrued but unused vacation entitlement up to and including the Termination Date (subsections (i) through (iv) are hereinafter collectively referred to as the “Accrued Entitlements”) and such payment will be made no later than 10 business days following the Termination Date;

(v)

payment of an amount equal to the monthly Salary for the duration of the Severance Period, to be paid in equal monthly installments over the Severance Period and each such payment shall be paid no later than 10 business days following the end of each month in the Severance Period; and

(vi)

if a Bonus under the VPP is paid out to other executives of the Corporation for the year in which the Termination Date occurs, the Executive shall receive a pro-rata share of the Target Bonus based on the months of the year the Executive was employed by the Corporation in the year in which the Termination Date occurs, such amount to be paid in accordance with Section 5(c); and

(vii)

any other vested benefits or accelerated time-vested benefits to which the Executive is entitled under any employee benefit and welfare plan, equity incentive plan, program or arrangement, payable in accordance with the terms and conditions of such plans, programs or arrangements.

To the extent that any amount to be paid to the Executive under this Section 9(a) during the six-month period following the Termination Date would exceed the amount payable under the separation pay exception to nonqualified deferred compensation treatment under Section 409A, the payment of such amount shall be delayed until the date one day after the end of the six-month period following the Termination Date to the extent necessary to avoid the application of Section 409A to any payments made to the Executive under this Agreement.

(b)

Those payments and benefits to the Executive pursuant to this Section 9 that are in excess of the Executive’s minimum entitlements under the ESC are conditional on the Executive’s compliance with the obligations set out in Sections 12, 13, 14 and 15 of this Agreement and the Executive’s execution and delivery to the Corporation of a release of all claims, in a form and with content satisfactory to the Corporation. Any such release shall be required to be delivered and be irrevocable no later than two and one-half months after the Termination Date.

(c)

In the event that the ESC provides the Executive with superior statutory entitlements upon termination without Just Cause than the entitlements provided for in this Agreement, the Corporation shall provide the Executive with his statutory entitlements in substitution for the entitlements set out above. In no event shall the Executive receive less than his minimum entitlements under the ESC.

10.	Rights on Termination (Just Cause, Death or Resignation without Good Reason)

Upon resignation by the Executive without Good Reason, the Executive’s Death or termination for Just Cause at any time, the Executive shall be entitled only to the Accrued Entitlements.

11.	Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), in Canada, the United States of America or Mexico (the “Territory”), directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, and whether as an employee principal, agent, director, shareholder or otherwise:

(a)	be engaged in any undertaking;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person that carries on a business; or

(c)	advise, lend money to, guarantee the debts or obligations of any Person that carries on a business;

which is the same as, or substantially similar to, or which competes with, the Business carried on during the Term or at the end thereof, as the case may be, by the Corporation in the Territory.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada or the United States, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

12.	Non-Solicitation

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), directly or indirectly, in the Territory, (a) solicit or attempt to solicit any DIRTT employee or Distribution Partner to accept employment or provide services for a competitor of the Business, (b) assist or encourage any DIRTT employee or Distribution Partner to accept employment, do business or accept an engagement elsewhere, as the case may be, or (c) solicit, assist or attempt to cause a Distribution Partner to do competitive business elsewhere or to cease or reduce doing business with DIRTT.

13.	Confidentiality

The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is disclosed in the course of the Executive’s employment as an employee or director of the Corporation or any predecessor, successor or assigns;

(b)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order;

(d)	was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation;

(e)	is independently developed by the Executive outside the scope of the Executive’s employment duties to the Corporation;

(f)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(g)	is or becomes lawfully available to the Executive from a source other than the Corporation.

The Executive acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity.

14.	Proprietary and Moral Rights

(a)

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Corporation or its predecessors, except pursuant to a written agreement to the contrary, successors, affiliates or related companies, including any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights or patents, in each case, made or developed using the resources of the Corporation by the Executive either alone or in conjunction with others (collectively, the “Materials”). The Executive agrees that during the Executive’s employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

(b)

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)

Assignment of Rights. To the extent that the Executive may own any Materials or any intellectual property rights in the Materials, the Executive irrevocably assigns all such ownership rights throughout the world exclusively to the Corporation, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

(d)

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials. The Executive shall be compensated at the rate of no less than $300 per hour for such work and reimbursed all reasonable expenses related thereto.

15.	Fiduciary

The Executive acknowledges that the obligations contained in Sections 11, 12, 13 and 14 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

16.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, registered mail or via email (with confirmation of transmission) as hereinafter provided. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Kevin P. O’Meara

with a copy to:

Kimberly S. Moore

(b)	if to the Corporation:

DIRTT Environmental Solutions Ltd.

7303 - 30th Street S.E.

Calgary, Alberta T2C 1N6

Attention: Chair, Board of Directors

17.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa. In this Agreement, references to “Sections” or to “Schedules” are references to sections in or schedules to this Agreement, unless expressly stated otherwise.

18.	Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings.

19.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

20.	Entire Agreement; Waiver

This Agreement together with the agreements referenced herein, constitute the entire agreement between the parties hereto and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations with respect to the subject matters covered herein, including but not limited to, the non-disclosure agreement signed by the Executive on August 22, 2018. There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

21.	Assignment

Neither the Executive nor the Corporation may assign its rights hereunder without the consent of the other party; provided, however, that the Corporation may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Corporation and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. As used in this Agreement, the term “Corporation” shall mean the Corporation (as herein defined) and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

22.	Currency

Except as expressly provided in this Agreement or as agreed to by the parties in the future, all amounts in this Agreement are stated and shall be paid in U.S. currency.

23.	Dispute Resolution

In the event that a dispute arises under this Agreement between the parties, and prior to any legal proceedings being commenced, the parties agree that within 7 days of the date of notification to the other party, the parties will meet in good faith in an effort to resolve such dispute, In the event that a resolution is not reached within 45 days, either party may elect to have the dispute fully and finally settled by arbitration under the Arbitration Act (Alberta) or before the courts of Alberta. In the event no election is made, the dispute shall be fully and finally resolved before the courts of Alberta. In the event of arbitration, such dispute shall thereafter be resolved by binding arbitration, to be conducted by a single arbitrator practicing in the City of Calgary, Alberta, and experienced in employment law arbitrations.

In the event that a proposed arbitrator is not agreed upon between the parties, in writing, within 20 days of the service of the Notice of Arbitration, or such other period as may be agreed to between the parties, such arbitrator shall be appointed by a Judge of the Alberta Court of Queen’s Bench sitting in the Judicial District of Calgary upon the application of any of the parties.

The arbitration shall be held in the City of Calgary, Alberta. The procedure to be followed shall be agreed to by the parties, or if in default of agreement, then determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the Arbitration Act (Alberta). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

The parties expressly acknowledge and agree that they are knowingly, voluntarily and intentionally waiving their rights to a jury trial.

24.	Work Authorization

The Executive agrees to obtain and maintain a work permit to work in Canada in accordance with applicable provincial and federal immigration laws. The Corporation shall pay or reimburse the Executive for all expenses incurred in connection with the preparation, submission, processing and additional review of the Executive’s work permit application.

25.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

26.	Counterparts

This Agreement may be signed in counterparts and by electronic or facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

  IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

DIRTT ENVIRONMENTAL SOLUTIONS INC.

	Per:	/s/ Geoff Krause
Name: Geoff Krause

Title: Chief Financial Officer

SIGNED, SEALED AND DELIVERED In the presence of: /s/ Nandini Somayaji		/s/ Kevin P. O’Meara
Witness		Kevin P. O’Meara

SCHEDULE “A”

Executive’s Board Service

1.	Tradesman International Board: Executive agrees to resign on or before October 15, 2018

2.	The Marwin Company: Executive agrees to resign on or before October 15, 2018

3.	The AZEK Company: Executive agrees to resign on or before January 31, 2019

4.	Interior Logic Group: Executive agrees to resign on or before January 31, 2019

5.

Infiltrator Water Technologies: The Corporation consents to and allows the Executive to continue to continue to serve on the Board of Directors through May 1, 2019. Executive may voluntarily resign before that date.

6.	Henry Company: The Corporation consents to and allows Executive to continue to serve.

7.	The Corporation consents to and allows the Executive to remain on the Board of Directors or be associated with the following civic, non-profit and/or charitable entities:

a.    Harvard Club of Dallas

b.    Harvard College Fund Parents Committee

c.    American Securities Executive Council

d.    Hope Supply Company

Option Grant Agreement

[Copy of Option Certificate to be Inserted]

OPTION CERTIFICATE

Capitalized terms used in this Option Certificate (and the Schedule below) but not otherwise defined herein shall have the meanings ascribed thereto in the Amended and Restated Incentive Stock Option Plan of DIRTT Environmental Solutions Ltd. (the “Plan”), as may be amended from time to time.

This Option Certificate is issued pursuant to the provisions of the Plan and evidences that the undersigned is holder of an option (the “Option”) to purchase up to 2,475,000 Common Shares at a purchase price of Cdn. six dollars and thirty-nine cents ($  6.39        ) per Common Share. The vested portion of the Option may be exercised at any time and from time to time from and including the following Grant Date through to and including up to the Expiry Time on the following Expiry Date:

(a)	the Grant Date of this Option is September 18, 2018 ; and

(b)	the Expiry Date of this Option is the fifth anniversary of the Grant Date, subject to earlier termination of the Option as set out in the Plan.

To exercise the vested portion of the Option, the undersigned must deliver to the Administrator, prior to the Expiry Time, an Exercise Notice, in the form provided in the Plan, together with the original of this Option Certificate and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate of the Exercise Price in respect of which the vested portion of the Option is being exercised, plus any Applicable Withholding Taxes.

This Option Certificate and the Option evidenced hereby are not assignable, transferable or negotiable and are subject to the detailed terms and conditions contained in the Plan. This Option Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Corporation shall prevail. This Option is also subject to the terms and conditions contained in the schedules attached hereto.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Per:	/s/ Nandini Somayaji

The Option Holder acknowledges receiving access to the Plan and represents to the Corporation that the Option Holder is familiar with the terms and conditions of the Plan, and hereby accepts this Option subject to all of the terms and conditions of the Plan.

Date Signed: September 18, 2018

/s/ Kevin O’Meara
Signature of Option Holder

Kevin O’Meara

OPTION CERTIFICATE - SCHEDULE

The additional terms and conditions attached to the Option represented by this Option Certificate are as follows:

The Option shall be divided in three tranches.

1.	The vesting schedule for the first tranche of the Option (for up to 750,000 Common Shares) is as follows:

(a)	250,000 Common Shares shall vest on the first anniversary of the Grant Date;

(b)	250,000 Common Shares shall vest on the second anniversary of the Grant Date; and

(c)	250,000 Common Shares shall vest on the third anniversary of the Grant Date,

provided that the Option Holder has not experienced a Cessation Date prior to the applicable vesting date.

2.	The vesting schedule for the second tranche of the Option (for up to 825,000 Common Shares) is as follows:

(a)

If prior to the 59th month anniversary of the Grant Date, the Market Value of the Common Shares has increased to, and remained at, at least 2 times the Initial Market Price (as defined below) for a period of not less than 20 consecutive trading days, then the Option shall vest as to 825,000 Common Shares at the end of the 20th trading day, provided that the Option Holder has not experienced a Cessation Date prior to the applicable vesting date; or

(b)

If prior to the 59th month anniversary of the Grant Date, there is a Change of Control and the Market Value of the Common Shares as of the last trading day prior to consummation of the Change in Control is equal to at least 2 times the Initial Market Price, then the Option shall vest as to 825,000 Common Shares immediately after the close of trading on the last trading day prior to the consummation of the Change in Control, provided that the Option Holder has not experienced a Cessation Date prior to the applicable vesting date.

(c)

Notwithstanding section 10.3 of the Plan, unless otherwise determined by the Board or the Committee in its sole discretion, the second tranche of the Option (in respect of 825,000 Common Shares) shall not vest in connection with a Change of Control under section 10.3 of the Plan unless the applicable performance vesting criteria as set out in (a) or (b) above has been satisfied.

3.	The vesting schedule for the third tranche of the Option (for up to 900,000 Common Shares) is as follows:

(a)

If prior to the 59th month anniversary of the Grant Date, the Market Value of the Common Shares has increased to, and remained at, at least 3 times the Initial Market Price for a period of not less than 20 consecutive trading days, then the Option shall vest as to 900,000 Common Shares at the end of the 20th trading day, provided that the Option Holder has not experienced a Cessation Date prior to the applicable vesting date; or

(b)

If prior to the 59th month anniversary of the Grant Date, there is a Change of Control and the Market Value of the Common Shares as of the last trading day prior to consummation of the Change in Control is equal to at least 3 times the Initial Market Price, then the Option shall vest as to 900,000 Common Shares immediately after the close of trading on the last trading day prior to the consummation of the Change in Control, provided that the Option Holder has not experienced a Cessation Date prior to the applicable vesting date.

(c)

Notwithstanding section 10.3 of the Plan, unless otherwise determined by the Board or the Committee in its sole discretion, the third tranche of the Option (in respect of 900,000 Common Shares) shall not vest in connection with a Change of Control under section 10.3 of the Plan unless the applicable performance vesting criteria as set out in (a) or (b) above has been satisfied.

4.

If there is a trading halt with respect to the Common Shares in particular with respect to the exchange on which the Common Shares are traded or in general with respect to such exchange such that the Market Value cannot be calculated for the Common Shares for the dates or dates during which such trading halt is in place, then such date or dates will not be considered “trading days” in determining whether the vesting conditions in 2 or 3 above have been met.

There shall be no proportionate or partial vesting in the periods prior to each applicable vesting date. For purposes of this schedule, “Initial Market Price” means the closing price of a Common Share on the Toronto Stock Exchange on September 10, 2018.